                                                                     EXHIBIT 5.1

                           [COOLEY GODWARD LETTERHEAD]



October 4, 1999

Exactis.com, Inc.
707 - 17th Street, Suite 2850
Denver, Colorado 80202

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exactis.com, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act of 1933, as amended, and the underwritten public offering of up to 4,370,000 shares of the Company's Common Stock, which amount includes 350,000 shares of Common Stock to be sold by certain stockholders of the Company (the 350,000 shares to be sold by the Selling Stockholders being hereinafter referred to as the "Selling Stockholder Shares" and the 4,020,000 shares to be sold by the Company being hereinafter referred to as the "Company Shares"), and includes 570,000 shares for which the underwriters have been granted an over-allotment option.

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, and (ii) reviewed the Company's Restated Certificate of Incorporation and Bylaws, as amended and as proposed to be amended prior to the closing of the public offering, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below, and (iii) assumed that the Selling Stockholder Shares and the Company Shares to be sold to the underwriters will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law, and we have undertaken no independent verification with respect thereto.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are, and the Company Shares will be (when issued and paid for in accordance with the underwriting agreement filed as an exhibit to the Registration Statement) validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Exactis.com, Inc.
October 4, 1999
Page Two


Very truly yours,

Cooley Godward LLP


By: /s/ James C.T. Linfield
   ---------------------------------
        James C. T. Linfield